Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
     The undersigned, acting in his capacity as President of Roadrunner Transportation Systems, Inc., a corporation organized and existing under the General Corporation Law of the state of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Roadrunner Transportation Systems, Inc. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the state of Delaware on February 22, 2005, under the name Dawes Holding Corporation. A Certificate of Amendment to the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on June 13, 2008, to change the name of the Corporation to Roadrunner Transportation Services Holdings, Inc. A Certificate of Amendment to the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on March 25, 2010, to change the name of the Corporation to Roadrunner Transportation Systems, Inc.
     2. The undersigned hereby certifies, attests, and serves notice that the text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
Article I
Name
     The name of the Corporation is Roadrunner Transportation Systems, Inc. (the “Corporation”).
Article II
Registered Office
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Article III
Purposes
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
Article IV
Capital Stock
     1. Authorized Stock. The Corporation shall have authority to issue a total of one hundred twenty million five thousand (120,005,000) shares of capital stock, consisting of (i) one hundred five million (105,000,000) shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) fifteen million five thousand (15,005,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which five thousand (5,000) shares are designated as Series A Redeemable Preferred Stock (the “Series A Preferred Stock”).
     2. Common Stock.
          A. General. The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, privileges, preferences, and priorities of the holders of Preferred Stock.
          B. Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. Except as otherwise required by law or this Article IV, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote.
          C. Dividends. Subject to provisions of law and this Article IV, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) may determine in its sole discretion.
          D. Liquidation. Subject to provisions of law and this Article IV, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably the remaining assets of the Corporation available for distribution.
     3. Preferred Stock.
          A. General.
               1. Issuance of Preferred Stock in Classes or Series. The Preferred Stock of the Corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative designations, preferences, powers, qualifications, rights, and privileges referred to in this Article IV, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.
               2. Authority to Establish Variations Between Classes or Series of Preferred Stock. The Board is expressly authorized, subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, without stockholder action, to provide, by adopting a resolution or resolutions, for the issuance of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, voting powers, qualifications, special or relative rights and privileges as shall be stated in this Certificate of Incorporation or Certificate of Amendment to the Certificate of Incorporation, which shall be filed in accordance with the DGCL, and the resolutions of the Board creating such class or series. The authority of the Board with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:
                    (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

                    (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;
                    (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms, and manner of such redemption;
                    (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;
                    (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
                    (f) the obligation, if any, of the Corporation to retire, redeem, or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;
                    (g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;
                    (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and
                    (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.
     4. Series A Preferred Stock.
          A. Designation. All shares of Series A Preferred Stock shall be designated “Series A Redeemable Preferred Stock” and shall rank equally with respect to dividend payments and liquidation preferences and be identical in all respects.
          B. Dividends. Subject to provisions of law and to all limitations on payment in the Corporation’s financing documents, the holders of record of shares of the Series A Preferred Stock shall be entitled to receive cash dividends, out of assets which are legally available for the payment of such dividends, at an annual rate equal to $40.00 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the Series A Preferred Stock) (the “Series A Dividend”). Series A Dividends shall be paid in cash or by wire transfer on April 30 in each year to holders of Series A Preferred Stock as of April 15 of such year. If any Series A Dividends are not paid when due, the annual Series A Dividend rate shall be increased to $60.00 per share of Series A Preferred Stock until all delinquent dividends are paid in full. Series A Dividends shall be cumulative, without compounding, and shall accrue daily on each share of Series A Preferred Stock from the date of issue thereof. Series A Dividends payable on the Series A Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year. No dividends (either those payable solely in the shares of capital stock of the Corporation or cash) shall be paid with respect to any of the Corporation’s capital stock, including on any other class or series of Preferred Stock or on Common Stock until all delinquent Series A Dividends, if any, have been paid in full. No dividends shall be paid or declared, and no other distribution shall be made, on or with respect to the Common Stock of the Corporation as long as there are shares of Series A Preferred Stock issued and outstanding. Accruals of dividends shall not bear interest.
          C. Liquidation, Dissolution, or Winding Up.
               1. Treatment at Sale, Liquidation, Dissolution, or Winding Up. In the event of any Sale Transaction (defined below), liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock whether such assets are capital, surplus, or earnings, an amount equal to $1,000.00 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the Series A Preferred Stock) plus any dividends accrued but unpaid on such shares (such amount, as so determined, is referred to herein as the “Series A Liquidation Value” with respect to such shares).
               2. Insufficient Funds. If upon such Sale Transaction (as defined below) liquidation, dissolution, or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment to such respective holders of the full Series A Liquidation Value payable with respect to the Series A Preferred Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which the holders of Series A Preferred Stock are each entitled.
               3. Certain Transactions Treated as Liquidation. For purposes of this Section 4.C., (A) any sale of the Corporation by means of the sale or transfer of the outstanding shares of capital stock of the Corporation or a merger or other form of corporate reorganization or consolidation with or into another entity in which outstanding shares of capital stock of the Corporation, including shares of Preferred Stock, are exchanged for securities or other consideration issued, or caused to be issued, by the other entity or its subsidiary and, as a result of which transaction, the stockholders of the Corporation immediately prior to such transaction own 50% or less of the voting power of the Corporation (in the case of a sale of shares of capital stock) or the surviving entity (in the case of a merger, corporate reorganization, or consolidation) immediately after such transaction, or (B) a sale, transfer, or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to or by a wholly-owned subsidiary or parent of the Corporation), shall be treated as a liquidation, dissolution, or winding up of the Corporation and shall entitle the holders of Preferred Stock to receive the amount that would be received in a liquidation, dissolution, or winding up pursuant to this Section 4.C (each of the transactions in (A) and (B) above, a “Sale Transaction”). The Corporation will provide the holders of Preferred Stock with notice of all transactions which may be treated as a Sale Transaction twenty (20) days prior to the earlier of the vote relating to such transaction or the closing of such transaction.
               4. Valuation of Consideration. For purposes of this Section 4.C., if the consideration received by the Corporation in a Sale Transaction is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:
                    (i) If traded on a securities exchange, the value shall be deemed to be the volume-weighted average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the closing of a Sale Transaction;
                    (ii) If actively traded over the counter, the value shall be deemed to be the volume weighted average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three days prior to the closing of a Sale Transaction; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
               5. Distributions of Property. Whenever the distribution provided for in this Section 4.C. shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation’s Board of Directors.
          D. Voting Power. Except as otherwise expressly provided in Section 4.I. hereof or as otherwise required by law, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matters required or permitted to be submitted to the stockholders of the Corporation for their approval.
          E. Optional Redemption.
               1. General. At any time and from time to time the Corporation may, at the option of its Board of Directors, with funds legally available for such purpose under Delaware law, redeem the whole or any part of the outstanding shares of Series A Preferred Stock at a redemption price of $1,000.00 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the Series A Preferred Stock) plus an amount equal to all accrued but unpaid dividends thereon to and including the redemption date.
               2. Pro Rata Redemption. If less than all shares of Series A Preferred Stock are redeemed at any time under this Section 4.E., shares of Series A Preferred Stock held by each holder of record thereof shall be called for redemption pro rata, according to the number of shares of Series A Preferred Stock held by such holder, subject, however, to such adjustment as may be equitably determined by the Corporation in order to avoid the redemption of fractional shares.
               3. Redemption Procedures. Any redemption of any or all of the outstanding shares of Series A Preferred Stock pursuant to this Section 4.E. shall be effected in accordance with the provisions of this Section 4.E.3.
                    (a) Any such redemption shall be effected by written notice given by certified or registered mail, postage prepaid, not less than thirty (30) days nor more than fifty (50) days prior to the date fixed for redemption to the holders of record of Series A Preferred Stock. Each such notice of redemption shall specify the date fixed for redemption, the redemption price, and place of payment thereof, and if less than all outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock held by each holder of record thereof that are being called for redemption.
                    (b) On the date fixed for the redemption of any shares of Series A Preferred Stock, the Corporation shall, and at any time not more than five (5) days prior to such date may, deposit the aggregate amount of the redemption price of the shares called for redemption, with a bank, trust company or transfer agent, designated in the notice of such redemption, having a combined capital and surplus aggregating at least one hundred million dollars ($100,000,000) and formed under the laws of the United States or any state thereof, in trust for payment to the holders of the shares of Series A Preferred Stock being called for redemption, and deliver irrevocable written instructions authorizing such bank or trust company to apply such deposit solely to the redemption of the shares of Series A Preferred Stock called for redemption.
                    (c) Notice of redemption having been duly given, the redemption price of the shares being called for redemption having been deposited as aforesaid, then on the date for such redemption, the certificates for the Series A Preferred Stock called for redemption (whether or not surrendered) shall be deemed no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the redemption date, the redemption price to which they are entitled, without interest.
                    (d) In case any certificate for shares of Series A Preferred Stock shall be surrendered by the holder thereof for payment in connection with the redemption of only a portion of the shares represented thereby, the Corporation shall deliver to or upon the order of the holder thereof a certificate or certificates for the number of shares of Series A Preferred Stock represented by such surrendered certificate that are not being redeemed.
                    (e) In case any holder of Series A Preferred Stock called for redemption shall not, within ninety (90) days after deposit by the corporation of funds for the redemption thereof, claim the amount deposited for redemption thereof, the bank, trust company, or transfer agent with which such funds were deposited shall, upon demand, pay over to the Corporation the balance of such amount so deposited and such bank, trust company, or transfer agent shall thereupon be relieved of all responsibility to such holder, who shall thereafter look solely to the Corporation for payment of the redemption price of its shares.
               4. No Reissue. Shares of Series A Preferred Stock that have been redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and may not be reissued.
          F. Mandatory Redemption.
               1. General. On November 30, 2012 (the “Series A Redemption Date”), the Corporation shall redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock. The redemption price for each share of Preferred Stock redeemed pursuant to this Section 4.F.1. shall initially be $1,000.00 per share in cash plus all accrued but unpaid dividends on such shares up to and including the date fixed for redemption (the “Series A Redemption Price”). The Series Redemption Price shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification, or other similar event involving a change in the Series A Preferred Stock. The Series A Redemption Price shall be payable in cash or by wire transfer on the Series A Redemption Date.
               2. Insufficient Funds for Redemption.
                    (a) If the funds of the Corporation legally available for redemption of the Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem all of the outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series A Redemption Date were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.
                    (b) At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.
               3. Redemption Proportionate. Each redemption of Series A Preferred Stock pursuant to this Section 4.F. shall be made so that the number of shares of Series A Preferred Stock to be redeemed from each registered owner shall be on a pro rata basis according to the respective liquidation preferences of shares of Series A Preferred Stock which each such holder of Series A Preferred Stock owns of record as of the applicable Series A Redemption Date.

               4. Redemption Notice. At least 15 days prior to the Series A Redemption Date, written notice (hereinafter referred to as the “Series A Redemption Notice”) shall be mailed, first class or certified mail, postage prepaid, by the Corporation to each holder of record of Series A Preferred Stock, at its address shown on the records of the Corporation; provided, however, that the Corporation’s failure to give such Series A Redemption Notice as to any holder shall not affect its obligation to redeem the Series A Preferred Stock as provided in this Section 4.F. hereof as to such holder. The Series A Redemption Notice shall contain the following information:
                    (a) the number of shares of Series A Preferred Stock held by the holder which are to be redeemed by the Corporation;
                    (b) the Series A Redemption Date and the Series A Redemption Price; and
                    (c) that the holder is to surrender to the Corporation, at the place designated therein, its certificate or certificates representing the Series A Preferred Stock to be redeemed.
               5. Surrender of Certificates. Each holder of Series A Preferred Stock shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the Series A Redemption Notice, and thereupon the Series A Redemption Price for such shares as set forth in this Section 4.F. shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be canceled and retired. In the event some but not all of the Series A Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not redeemed.
               6. Dividends after Redemption. From and after payment in full of the Series A Redemption Price, no shares of Series A Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section 4.B. hereof; provided, however, that in all events such redemption is consummated.
          G. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing the aggregate number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.
          H. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft, or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.
          I. Restrictions and Limitations on Amendments to Charter. The Corporation shall not amend this Certificate of Incorporation without the approval by vote or written consent of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, if such amendment would:

               1. amend any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of Series A Preferred Stock;
               2. authorize or issue, or obligate the Corporation to authorize or issue, (A) additional shares of Series A Preferred Stock or (B) shares of Preferred Stock senior to (or on parity with) the Series A Preferred Stock with respect to liquidation preferences, dividend rights, or redemption rights; or
               3. amend any provisions of this Section 4.I.
          J. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Corporation, at its principal executive offices and (b) to any holder of Series A Preferred Stock, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).
Article V
Bylaws
     In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the “Bylaws”) without any action on the part of the stockholders; provided, however, that any Bylaws made by the Board and any and all powers conferred by any of said Bylaws may be amended, altered, or repealed by the stockholders. The Bylaws may only be amended or repealed by the stockholders at an annual or special meeting of the stockholders the notice for which designates that an amendment or repeal of one or more of such sections is to be considered and then only by an affirmative vote of the stockholders holding 66 2/3% of the shares entitled to vote upon such amendment or repeal, voting as a single voting group.
Article VI
Indemnification of Directors
     1. Limitation of Liability. No current or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each current or former director of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     2. Indemnification. The Corporation shall, in accordance with this Certificate of Incorporation and the Bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she or a person for whom he or she is the legal representative, is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefits plans (an “indemnitee”), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board. Each person who was, is or becomes a director shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article VI. All rights to indemnification (and the advancement of expenses) under this Article VI shall be deemed to be provided by a contract between the Corporation and the person who serves or has served as a director of the Corporation. Such rights shall be deemed to have vested at the time such person becomes or became a director of the Corporation, and such rights shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
     3. A director or any officer of the Corporation shall not be personally liable to the Corporation or its stockholders for the breach of any duty owed to the Corporation or its stockholders except to the extent that an exemption from personal liability is not permitted by the DGCL.
Article VII
Meetings and Keeping of Books
     Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board.
Article VIII
Directors
     1. Number, Term, and Classes of Directors. The current Board consists of eight (8) members. The exact number of directors shall be fixed from time to time by resolution of the Board. The Board shall be divided into three classes designated Class I, Class II, and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Each Class I director shall be elected to an initial term to expire at the 2011 annual meeting of stockholders, each Class II director shall be elected to an initial term to expire at the 2012 annual meeting of stockholders; and each Class III director shall be elected to an initial term to expire at the 2013 annual meeting of stockholders. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors are duly elected and qualified or until their earlier resignation, death, or removal from office. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
     2. Director Vacancies. Any director may resign at any time upon written notice to the Corporation. At a special meeting of stockholders called expressly for that purpose, the entire Board, or any member or members thereof, may be removed, but only for cause by vote for removal of a specific director by stockholders holding at least 66 2/3% of the shares then entitled to vote at an election for directors of the Corporation, voting as a single voting group. The notice of such special meeting must state that the purpose, or one of the purposes, of the meeting is removal of the director or directors, as the case may be. Any newly created directorship or any vacancy occurring in the Board for any cause may be filled by a majority of the remaining members of the Board, although such majority is less than a quorum, or by the sole remaining director, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his or her successor is elected and qualified.
Article IX
Special Meetings of Stockholders
     A special meeting of stockholders (a “Special Meeting”) for any purpose or purposes may be called at any time only by (i) the Chairman of the Board, or (ii) the Board to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation’s notice of meeting required by the Bylaws may be conducted at the Special Meeting. The ability of the stockholders to call a Special Meeting is specifically denied. No action shall be taken by the stockholders except at an annual or Special Meeting called in accordance with this Certificate of Incorporation and the Bylaws, and no action shall be taken by the stockholders by written consent without a meeting.
Article X
Special Stockholder Notice Provisions
     1. Nominations for Directorship Positions. Any stockholder or stockholders of the Corporation who wish to nominate a person or persons for election to the Board must deliver written notice to the Secretary of the Corporation in accordance with the provisions set forth in the Bylaws.
     2. Business at Stockholders’ Meetings. Any stockholder or stockholders of the Corporation who wish to place business before a meeting of the stockholders, other than nominations for election to the Board, must deliver written notice to the Secretary of the Corporation in accordance with the provisions set forth in the Bylaws.
Article XI
Special Stockholder Voting Requirements
     Articles IX, X, XI and XII of this Certificate of Incorporation may only be amended or repealed by an affirmative vote of at least 80% of the outstanding shares of all capital stock entitled to vote upon such amendment or repeal, voting as a single voting group, unless such amendment or repeal is declared advisable by the Board by the affirmative vote of at least seventy-five percent (75%) of the entire Board, notwithstanding the fact that a lesser percentage may be specified by the DGCL.
Article XII
Amendment
     Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.
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     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the President of the Corporation this 7th day of May, 2010, and affirm that the statements made herein are true under the penalties of perjury.

/s/ Mark A. DiBlasi
Mark A. DiBlasi, President